Exhibit 99.1

DATE: Aug. 1, 2013

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces Second-Quarter 2013 Net Income

TULSA, Okla. – WPX Energy (NYSE:WPX) today announced its unaudited operating and financial results for the second-quarter of 2013. Recent highlights include:

•	Oil discovery in New Mexico’s San Juan Basin

•	$18 million in unaudited 2Q net income

•	Niobrara discovery well produces 1.4 billion cubic feet in first 180 days

•	30% growth in Williston Basin oil production

•	Williston operational efficiencies driving greater number of wells in 2013 with no change in rig count

CEO PERSPECTIVE

“We have high-performing assets and we are continuing our track record of operations and exploration success,” said Ralph A. Hill, WPX’s president and chief executive officer.

“We’re announcing another exploratory success – our second this year on the heels of our Piceance Niobrara gas discovery. This one is in the oil window of the San Juan Basin. The production is from the Mancos Gallup Sandstone. Based on the commerciality of the results, we’re proceeding to develop this play,” Hill added.

“This is our exploration project that we initially discussed at this time last year. Based on having more than 31,000 net acres and four successful wells already, we expect resource potential of approximately 66 million barrels of oil equivalent net to WPX, with approximately 70 percent of the reserves being oil.

“At the same time, we’re always pursuing cost improvements and efficiency gains. In the Piceance, we deployed a new-build rig that runs entirely on natural gas, significantly cutting our fuel cost by more than 80 percent or roughly $2.6 million per year.

“In the Williston, we’re now doing simultaneous operations like we’ve done in the Piceance, allowing us to both drill and complete wells concurrently on the same pad. This is one way we’re driving down drilling days and costs in North Dakota, making it possible to do more drilling and completions this year than originally planned without increasing our rig count and all within our capital guidance range.

“Our continued Williston Basin operational improvements should facilitate seven more wells drilled and 11 additional completions this year for a new total of 46 spuds and 52 completions,” Hill said.

“We expect this to increase the year-end exit rate for our Williston oil production by more than 2,000 barrels per day – or 15 percent – to a new total of 15,000 barrels of oil per day. For 2014, this additional activity should increase our Williston production by 8 percent. Our oil production growth rate in the Williston has been impressive – up 30 percent in the second quarter compared with a year ago.

“As we previously announced, we also moved to increase our natural gas volumes this year and next, adding two drilling rigs in the Piceance Valley for the remainder of the year. This will halt the decline in our gas volumes produced and set the stage for future growth.

“The Piceance is the perfect place for this with processing, gathering, water management and transportation already in place ready for greater volumes,” Hill said.

GALLUP SANDSTONE OIL DISCOVERY

WPX is initiating oil development in New Mexico’s San Juan Basin after exploratory drilling this spring yielded commercially economic results from the Gallup Sandstone in the Mancos formation.

The company’s first four Gallup Sandstone wells flowed at a maximum rate of 488, 623, 1,004 and 800 barrels of oil equivalent per day, respectively.

The oil discovery marks WPX’s second exploratory success this year following a natural gas discovery in the Piceance Basin’s Niobrara Shale.

WPX plans to drill eight to 10 more Gallup Sandstone wells during 2013, three of which are already under way. Drilling activities in this area of the San Juan Basin are not subject to seasonal closures.

WPX based its 2013 plan for the Gallup Sandstone on a 28-day drilling schedule for each well. The company drilled its most recent well in just 15 days.

WPX is estimating a year-end 2013 exit rate of 3,400 boe/d from this new development. The company’s Gallup Sandstone wells have an average total depth of 5,400 feet, with horizontal laterals averaging 4,300 feet. Production is transported by truck to a nearby pipeline injection point.

WPX currently has the lease rights to more than 31,000 net acres in the oil window of the San Juan Basin for its Gallup Sandstone development. WPX has nearly 100 percent working interest in these holdings. Efforts are under way to acquire additional leases. The company’s initial estimate of resource potential on the existing acreage is approximately 66 million barrels of oil equivalent.

Existing personnel at WPX’s Aztec, N.M., office are overseeing the company’s Gallup Sandstone operations. WPX has three decades of knowledge and experience in the San Juan Basin. In 2010, WPX drilled the first two Mancos Shale horizontal wells in the San Juan Basin. Those wells yielded a significant natural gas discovery and a data set that has provided valuable information leading to WPX’s recent Piceance Niobrara discovery and the new San Juan Gallup oil production.

Overall, WPX has approximately 159,000 net acres under lease in the San Juan Basin. Approximately 75,000 of these acres cover the Mancos formation. Historically, WPX has developed natural gas wells in the San Juan, where today it operates approximately 880 natural gas wells and holds a joint ownership interest in another 2,400 wells.

NIOBRARA SHALE UPDATE

As previously announced, WPX continues to plan to drill a total of four horizontal Niobrara wells in the Piceance during 2013 as a first step in the delineation of the company’s Niobrara discovery.

Over its first 180 days, WPX’s Niobrara Shale discovery well has produced 1.4 billion cubic feet of natural gas. The discovery well is currently producing 4.4 MMcf/d at a flowing tubing pressure of about 2,300 pounds per square inch.

WPX has finished drilling its second Niobrara well, with completion expected in August. WPX’s third Niobrara well was spud July 12, with completions expected to begin in September.

The drilling rig on WPX’s Niobrara development uses a 100-percent natural gas engine, which reduces fuel costs by more than 80 percent vs. diesel. WPX expects to convert four additional Piceance rigs this year to employ bi-fuel engines that use both natural gas and diesel.

“WPX intends to aggressively delineate this impressive discovery,” CEO Ralph Hill said. “We are confident the Niobrara is prospective throughout our 180,000 net acres. We expect to finish a current 3D shoot of 24,000 acres by mid-2014. After that, we’ll have 3D coverage on more than 65 percent of our Valley acreage.

“Management’s plan is to more than double our Niobrara drilling in 2014, with 10 to 12 wells expected. After that, we will have delineated 80 percent of our Valley acreage. It’s important that we balance our desire to rapidly develop this with the right systematic technical approach to drilling and evaluating our early wells.

“We believe that our Piceance team is among the very best in the nation in rapid, efficient development. Plus, the Piceance has all of the infrastructure in place with no constraints,” Hill added.

SECOND-QUARTER FINANCIAL RESULTS

WPX reported unaudited net income from continuing operations attributable to WPX Energy of $18 million for second-quarter 2013, or income of $0.09 per share on a diluted basis, compared with a net loss of $33 million, or a loss of $0.17 per share, in the same period a year ago.

For the first six months of 2013, WPX reported an unaudited net loss from continuing operations attributable to WPX Energy of $98 million, or a loss of $0.49 per share on a diluted basis, compared with net loss of $74 million, or a loss of $0.37 per share, for the same period in 2012.

WPX had an adjusted loss from continuing operations of $44 million, or a loss of $0.22 per share on a diluted basis, for second-quarter 2013, compared with an adjusted loss from continuing operations of $30 million, or a loss of $0.15 per share, for the same period in 2012. A reconciliation accompanies this press release.

For the first six months of 2013, WPX had an adjusted loss from continuing operations of $95 million, or a loss of $0.47 per share on a diluted basis, compared with an adjusted loss from continuing operations of $37 million, or a loss of $0.19 per share, for the first six months of 2012. A reconciliation accompanies this press release.

Consolidated oil revenues increased 24 percent quarter-over-quarter, natural gas revenues increased 1 percent and natural gas liquids (NGL) revenues decreased 26 percent.

The domestic net realized average price for natural gas was $3.45 per Mcf in second-quarter 2013, up 15 percent from $3.01 per Mcf a year ago. The 2012 period is inclusive of derivatives designated as hedges totaling $130 million, or $1.27 per Mcf.

The net realized average price for domestic oil was $87.76 per barrel in second-quarter 2013, an increase of 4.6 percent from $83.89 per barrel a year ago. The 2012 period is inclusive of hedges.

The domestic net realized average price for NGL was $30.21 per barrel in second-quarter 2013, up 8 percent from $27.96 per barrel a year ago.

ADJUSTED EBITDAX

WPX’s adjusted EBITDAX (a non-GAAP measure) for second-quarter 2013 was $210 million, compared with $251 million for the same period a year ago.

The primary factors contributing to the quarter-over-quarter decrease in adjusted EBITDAX were lower volumes for both natural gas and NGL, partially offset by higher domestic net realized average prices.

For the first six months of 2013, WPX’s adjusted EBITDAX was $413 million, compared with $514 million for the first half of 2012.

EBITDAX (non-GAAP)	Second Quarter		YTD
	2013 millions	2012 millions	2013 millions	2012 millions
Net income (loss)	$22	$(6)	$(91)	$(46)
Interest expense	$28	$26	$54	$52
Provision (benefit) for income taxes	$11	$(18)	$(52)	$(43)
Depreciation, depletion and amortization	$227	$248	$458	$476
Exploration expenses	$20	$19	$39	$38

EBITDAX	$308	$269	$408	$477

Impairments	—	$65	—	$117
Unrealized MTM (gains) losses	$(98)	$(60)	$5	$(59)
(Income) loss from discontinued operations	—	$(23)	—	$(21)

Adjusted EBITDAX	$210	$251	$413	$514

EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses. Adjusted EBITDAX includes adjustments for impairments, unrealized mark-to-market gains (losses) and discontinued operations.

WPX believes that these non-GAAP measures provide useful information regarding its ability to meet future debt service, capital expenditures and working capital requirements.

PRODUCTION

WPX’s overall domestic and international production in second-quarter 2013 was 1,262 MMcfe/d, down 12 percent vs. the same period in 2012 but in line with the company’s 2013 forecast.

Total natural gas production of just over 1 billion cubic feet per day in second-quarter 2013 decreased 12 percent vs. the prior-year period, but just 1 percent vs. first-quarter 2013. With the two additional rigs in the Piceance, WPX expects to arrest its gas production decline.

Marcellus Shale natural gas production in the Appalachian Basin increased 33 percent to 85 MMcf/d vs. a year ago. Significant remedial work to improve compressor performance was completed along the Laser pipeline system that services WPX’s Susquehanna County production, continuing to resolve third-party infrastructure constraints.

Oil production in the Williston Basin increased 30 percent to an average of 12,300 barrels per day in the second-quarter vs. 9,500 barrels per day in the same period a year ago, despite being impacted by in-transit rail shipments awaiting final delivery. Barring this impact, the average would have been approximately 12,800 barrels per day, or about 500 barrels per day higher, in second-quarter 2013.

NGL production in the Piceance Basin also decreased vs. a year ago, down 34 percent to 19.7 Mbbl/d due to lower ethane recovery rates. WPX’s ethane recovery rate in the second-quarter was 37 percent vs. 74 percent a year ago.

Average Daily Production	2Q			1Q	Sequential
	2013	2012	Change	2013	Change
Natural gas (MMcf/d)
Piceance Basin	592	712	-17%	614	-4%
Appalachian Basin	85	64	33%	74	15%
Powder River Basin	179	214	-16%	182	-2%
San Juan Basin	122	123	-1%	124	-2%
International	18	19	-5%	17	6%
Other	11	10	10%	10	10%

Subtotal (MMcf/d)	1,007	1,142	-12%	1,021	-1%

Oil (Mbbl/d)
Williston Basin	12.3	9.5	30%	11.5	7%
Piceance Basin	2.0	2.7	-26%	2.0	0%
International	6.1	6.2	-2%	5.6	9%
Other	0.7	0.1	NM	0.3	NM

Subtotal (Mbbl/d)	21.1	18.5	14%	19.4	9%

NGLs (Mbbl/d)
Piceance Basin	19.7	30.0	-34%	20.2	-2%
International	0.5	0.5	0%	0.5	0%
Other	1.1	0.5	120%	1.0	10%

Subtotal (Mbbl/d)	21.3	31.0	-31%	21.7	-2%

Total Production (MMcfe/d)	1,262	1,439	-12%	1,268	0%

NM is a percentage calculation that is not meaningful due to a change greater than 200 percent.

EXPENSES

WPX’s domestic expenses were approximately 6 percent lower in second-quarter 2013 than the same period in 2012, primarily driven by the absence of an impairment vs. a year ago, lower DD&A and lower gathering, processing and transportation expenses.

WPX’s domestic lease operating expenses (LOE) in second-quarter 2013 were $63 million vs. $60 million in second-quarter 2012. The increase is primarily attributable to increased water disposal costs resulting from decreased drilling and completion activities, as well as temporary infrastructure constraints. Infrastructure improvements are progressing and expenses are expected to decline over the latter half of the year.

Domestic gathering, processing and transportation charges were $110 million in second-quarter 2013 vs. $120 million in second-quarter 2012. One of the drivers behind the 8 percent improvement is the effect of favorable contract terms for gathering and processing services in the Piceance.

Taxes other than income for domestic operations in second-quarter 2013 were $30 million vs. $18 million in second-quarter 2012 driven by higher commodity prices excluding hedges. Domestic general and administrative expenses (G&A) were $69 million in second-quarter 2013 vs. $68 million in second-quarter 2012.

Domestic depreciation, depletion and amortization expenses (DD&A) were $217 million in second-quarter 2013 vs. $242 million in second-quarter 2012 primarily due to lower volumes.

CASH AND LIQUIDITY

Net cash provided by operating activities for the first six months of 2013 was $287 million, including $144 million in the second quarter.

At June 30, 2013, WPX had approximately $41 million in unrestricted domestic cash and cash equivalents and $49 million in international cash.

The company’s total liquidity at the end of second-quarter 2013 was approximately $1.4 billion after drawing $180 million from its $1.5 billion revolving credit agreement during the first half of the year. Subsequent to the close of the quarter, WPX drew an additional $90 million from the revolver.

INVESTING ACTIVITIES

For the first six months of 2013, WPX made approximately $548 million of capital investments, including $277 million in the second quarter. For full-year 2013, WPX continues to expect approximately $1.2 billion in total capital spending.

Williston wells are now being drilled faster, more efficiently and at a lower cost than 2012, facilitating the opportunity for additional development primarily during the fourth quarter of 2013. This work will be done with the four existing rigs WPX already has in the basin.

DEVELOPMENT ACTIVITY

For the first six months of 2013, WPX domestic operations participated in 223 gross (176 net) wells, including 98 gross (78 net) in the second quarter. These figures represent the number of wells that were completed and began commercial delivery of production.

Highlights for the company’s operated wells in its core growth areas are provided below. The balance of gross (net) wells is accounted for in non-operated interests, as well as WPX’s own properties in the San Juan and Powder River basins.

In the Piceance Basin, WPX completed 64 gross (59 net) wells in second-quarter 2013, for a total of 139 gross (134 net) in the first six months of the year. The company deployed seven rigs on its Piceance acreage during the majority of the second quarter.

WPX’s Niobrara discovery well in the Piceance Basin registered an average production rate of almost 5.7 million cubic feet per day in the second quarter. It has already exceeded more than 1.4 billion cubic feet in cumulative production.

In the Williston Basin, WPX completed 9 gross (7 net) wells during the second quarter, for a total of 21 gross (16 net) for the first half of the year. Since 2011, WPX has completed 100 Williston wells.

A shift to multi-well development pads and new completion efficiencies continues to drive 10-20 percent lower Williston well costs vs. a year ago. During the second quarter, WPX successfully executed simultaneous operations – SIMOPS – on seven completions on the Good Bird and Blackhawk Tri-Unit pads. These seven wells were fracture stimulated from a half mile away while new adjacent wells were being drilled on the same pad.

In the Appalachian Basin, WPX completed 10 gross (7 net) wells during the second quarter, and a total of 17 gross (13 net) for the first half of 2013. The company has one rig deployed in the Appalachian Basin, located in north Westmoreland County. Well performance in the area continues to exceed expectations.

POTENTIAL ASSET SALES

WPX has completed a rigorous auction for its holdings in Wyoming’s Powder River Basin. After this process, management concluded that retaining ownership of the assets at the present time represents greater value for shareholders than the bids received. WPX remains open to the potential sale or partial monetization of these assets in the future.

Additionally, WPX continues to consider the disposition of its interests in Apco Oil and Gas International, Inc. (NASDAQ:APAGF). WPX holds an approximate 69 percent controlling equity interest in Apco, which owns oil and gas interests in Argentina and Colombia.

WPX is encouraged by recent activity near Apco’s Vaca Muerta acreage. Any potential transaction related to Apco is expected to be a 2014 event. WPX has retained an advisor to support this process.

TODAY’S CONFERENCE CALL

WPX management will discuss its second-quarter results today during a webcast starting at 11 a.m. Eastern. Participants are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines also will be available at (866) 515-2911. International callers should dial (617) 399-5125. The conference identification code for both phone numbers is 13946419. A replay will be available on the company’s website for one year following the event.

Form 10-Q

WPX plans to file its second-quarter Form 10-Q with the Securities and Exchange Commission this week. Once filed, the document will be available on both the SEC and WPX websites.

UPCOMING CONFERENCE PRESENTATION

WPX CEO Ralph Hill is slated to present at the Enercom Oil and Gas Conference in Denver on Tuesday, Aug. 13. Hill’s presentation is scheduled to begin at 10 a.m. Eastern. Please visit www.wpxenergy.com on the day of the event to confirm the presentation time and to view the webcast.

About WPX Energy, Inc.

WPX Energy is an exploration and production company focused on developing its significant oil and gas reserves, particularly in the Piceance, Williston and Appalachian basins. WPX also has domestic operations in the San Juan and Powder River basins, as well as a 69 percent interest in Apco Oil and Gas International. Go to http://www.wpxenergy.com/investors.aspx to join our e-mail list.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD

Revenues:
Product revenues:
Natural gas sales	$357	$312	$331	$364	$1,364	$267	$316	$583
Oil and condensate sales	106	122	118	145	491	139	151	290
Natural gas liquid sales	93	78	65	63	299	54	58	112

Total product revenues	556	512	514	572	2,154	460	525	985
Gas management	337	187	186	239	949	261	205	466
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(16)
Other	3	5	(1)	1	8	4	7	11

Total revenues	910	775	677	827	3,189	631	815	1,446

Costs and expenses:
Lease and facility operating	67	67	68	81	283	75	73	148
Gathering, processing and transportation	135	120	124	127	506	107	111	218
Taxes other than income	30	25	23	33	111	35	36	71
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	465
Exploration	19	19	22	23	83	19	20	39
Depreciation, depletion and amortization	228	248	243	247	966	231	227	458
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	—
General and administrative	68	71	67	81	287	72	74	146
Other-net	5	(2)	5	4	12	7	1	8

Total costs and expenses	959	807	752	951	3,469	789	764	1,553

Operating income (loss)	(49)	(32)	(75)	(124)	(280)	(158)	51	(107)

Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(54)
Interest capitalized	2	3	2	1	8	1	1	2
Investment income and other	10	8	7	5	30	7	9	16

Income (loss) from continuing operations before income taxes	$(63)	$(47)	$(91)	$(143)	$(344)	$(176)	$33	$(143)
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(52)

Income (loss) from continuing operations	$(38)	$(29)	$(63)	$(103)	$(233)	$(113)	$22	$(91)
Income (loss) from discontinued operations	(2)	23	2	(1)	22	—	—	—

Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(91)
Less: Net income attributable to noncontrolling interests	3	4	3	2	12	3	4	7

Net income (loss) attributable to WPX Energy	$(43)	$(10)	$(64)	$(106)	$(223)	$(116)	$18	$(98)

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$(40)	$(6)	$(61)	$(104)	$(211)	$(113)	$22	$(91)
Interest expense	26	26	25	25	102	26	28	54
Provision (benefit) for income taxes	(25)	(18)	(28)	(40)	(111)	(63)	11	(52)
Depreciation, depletion and amortization	228	248	243	247	966	231	227	458
Exploration expenses	19	19	22	23	83	19	20	39

EBITDAX	208	269	201	151	829	100	308	408
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	—
Unrealized MTM (gain) loss	1	(60)	31	(4)	(32)	103	(98)	5
(Income) loss from discontinued operations	2	(23)	(2)	1	(22)	—	—	—

Adjusted EBITDAX	$263	$251	$230	$256	$1,000	$203	$210	$413

WPX Energy, Inc.

Domestic Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD

Revenues:
Product revenues:
Natural gas sales	$353	$307	$327	$359	$1,346	$263	$310	$573
Oil and condensate sales	80	95	87	114	376	111	121	232
Natural gas liquid sales	92	77	65	62	296	53	58	111

Total product revenues	525	479	479	535	2,018	427	489	916
Gas management	337	187	186	239	949	261	205	466
Net gain (loss) on derivatives not designated as hedges	14	71	(22)	15	78	(94)	78	(16)
Other	3	4	(1)	1	7	1	1	2

Total revenues	879	741	642	790	3,052	595	773	1,368

Costs and expenses:
Lease and facility operating	61	60	60	70	251	67	63	130
Gathering, processing and transportation	135	120	124	125	504	106	110	216
Taxes other than income	25	18	17	27	87	29	30	59
Gas management, including charges for unutilized pipeline capacity	355	194	200	247	996	243	222	465
Exploration	14	16	19	23	72	18	17	35
Depreciation, depletion and amortization	222	242	236	239	939	224	217	441
Impairment of producing properties and costs of acquired unproved reserves	52	65	—	108	225	—	—	—
General and administrative	65	68	64	76	273	69	69	138
Other-net	5	—	4	3	12	6	5	11

Total costs and expenses	934	783	724	918	3,359	762	733	1,495

Operating income (loss)	(55)	(42)	(82)	(128)	(307)	(167)	40	(127)

Interest expense	(26)	(26)	(25)	(25)	(102)	(26)	(28)	(54)
Interest capitalized	2	3	2	1	8	1	1	2
Investment income and other	2	—	1	—	3	2	2	4

Income (loss) from continuing operations before income taxes	$(77)	$(65)	$(104)	$(152)	$(398)	$(190)	$15	$(175)

Summary of Production Volumes
Natural gas (MMcf)	101,346	102,163	97,310	96,664	397,483	90,411	90,022	180,433
Oil (MBbls)	948	1,123	1,076	1,247	4,394	1,242	1,373	2,614
Natural gas liquids (MBbls)	2,746	2,779	2,613	2,254	10,392	1,907	1,895	3,802
Combined equivalent volumes (MMcfe)(1)	123,511	125,574	119,443	117,670	486,198	109,303	109,628	218,931

(1) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

Realized average price per unit, including the impact of hedges
Natural gas (per Mcf)	$3.48	$3.01	$3.35	$3.71	$3.38	$2.90	$3.45	$3.18
Oil (per barrel)	$84.54	$83.89	$82.31	$90.76	$85.58	$89.77	$87.76	$88.71
Natural gas liquids (per barrel)	$33.46	$27.96	$24.43	$28.12	$28.56	$28.21	$30.21	$29.21

Expenses per Mcfe
Lease and facility operating	$0.50	$0.47	$0.51	$0.60	$0.52	$0.61	$0.59	$0.60
Gathering, processing and transportation	$1.09	$0.95	$1.04	$1.06	$1.04	$0.98	$1.00	$0.99
Taxes other than income	$0.20	$0.15	$0.14	$0.23	$0.18	$0.27	$0.27	$0.27
Depreciation, depletion and amortization	$1.80	$1.93	$1.98	$2.02	$1.93	$2.04	$1.98	$2.01
General and administrative	$0.52	$0.54	$0.53	$0.65	$0.56	$0.62	$0.64	$0.63

Unutilized pipeline capacity
Total unutilized pipeline capacity in gas management expense	$11	$12	$12	$11	$46	$13	$14	$27

WPX Energy, Inc.

International Segment

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	YTD

Revenues:
Product revenues:
Natural gas sales	$4	$5	$4	$5	$18	$4	$6	$10
Oil and condensate sales	26	27	31	31	115	28	30	58
Natural gas liquid sales	1	1	—	1	3	1	—	1

Total product revenues	31	33	35	37	136	33	36	69
Gas management	—	—	—	—	—	—	—	—
Net gain (loss) on derivatives not designated as hedges	—	—	—	—	—	—	—	—
Other	—	1	—	—	1	3	6	9

Total revenues	31	34	35	37	137	36	42	78

Costs and expenses:
Lease and facility operating	6	7	8	11	32	8	10	18
Gathering, processing and transportation	—	—	—	2	2	1	1	2
Taxes other than income	5	7	6	6	24	6	6	12
Gas management, including charges for unutilized pipeline capacity	—	—	—	—	—	—	—	—
Exploration	5	3	3	—	11	1	3	4
Depreciation, depletion and amortization	6	6	7	8	27	7	10	17
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	—	—	—	—	—
General and administrative	3	3	3	5	14	3	5	8
Other-net	—	(2)	1	1	—	1	(4)	(3)

Total costs and expenses	25	24	28	33	110	27	31	58

Operating income (loss)	6	10	7	4	27	9	11	20

Interest expense	—	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	—	—
Investment income and other	8	8	6	5	27	5	7	12

Income (loss) from continuing operations before income taxes	$14	$18	$13	$9	$54	$14	$18	$32

Summary of Net Production Volumes(1)
Natural gas (MMcf)	1,737	1,726	1,861	1,737	7,061	1,485	1,620	3,105
Oil (MBbls)	507	562	573	536	2,178	506	553	1,059
Natural gas liquids (MBbls)	45	44	45	47	181	42	44	86
Combined equivalent volumes (MMcfe)(2)	5,052	5,362	5,569	5,235	21,218	4,775	5,202	9,977

(1) Reflects approximately 69 percent of Apco’s production (which corresponds to our ownership interest in Apco) and other minor directly held interests.
(2) Oil and natural gas liquids were converted to MMcfe using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

WPX Energy, Inc.

Reconciliation- Adjusted Income (Loss) from Continuing Operations

(UNAUDITED)

	2012					2013
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	YTD

Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$(41)	$(33)	$(66)	$(105)	$(245)	$(116)	$18	$(98)

Income (loss) from continuing operations - diluted earnings per share	$(0.21)	$(0.17)	$(0.33)	$(0.53)	$(1.23)	$(0.58)	$0.09	$(0.49)

Adjustments:
Impairment of producing properties and costs of acquired unproved reserves	$52	$65	$—	$108	$225	$—	$—	$—
Unrealized MTM (gain) loss	$1	$(60)	$31	$(4)	$(32)	$103	$(98)	$5

Total adjustments	$53	$5	$31	$104	$193	$103	$(98)	$5
Less tax effect for above items	$(19)	$(2)	$(12)	$(38)	$(71)	$(38)	$36	$(2)

Adjusted income (loss) from continuing operations available to common stockholders	$(7)	$(30)	$(47)	$(39)	$(123)	$(51)	$(44)	$(95)

Adjusted diluted earnings (loss) per common share	$(0.04)	$(0.15)	$(0.23)	$(0.20)	$(0.62)	$(0.25)	$(0.22)	$(0.47)

Diluted weighted-average shares (millions)	198.1	198.9	199.1	199.2	198.8	199.9	203.8	200.1

WPX Energy, Inc.

Consolidated Statement of Operations

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2013	2012	2013	2012
	(Millions, except per share amounts)
Revenues:
Product revenues:
Natural gas sales	$316	$312	$583	$669
Oil and condensate sales	151	122	290	228
Natural gas liquid sales	58	78	112	171

Total product revenues	525	512	985	1,068
Gas management	205	187	466	524
Net gain (loss) on derivatives not designated as hedges	78	71	(16)	85
Other	7	5	11	8

Total revenues	815	775	1,446	1,685
Costs and expenses:
Lease and facility operating	73	67	148	134
Gathering, processing and transportation	111	120	218	255
Taxes other than income	36	25	71	55
Gas management, including charges for unutilized pipeline capacity	222	194	465	549
Exploration	20	19	39	38
Depreciation, depletion and amortization	227	248	458	476
Impairment of costs of acquired unproved reserves	—	65	—	117
General and administrative	74	71	146	139
Other - net	1	(2)	8	3

Total costs and expenses	764	807	1,553	1,766

Operating income (loss)	51	(32)	(107)	(81)
Interest expense	(28)	(26)	(54)	(52)
Interest capitalized	1	3	2	5
Investment income and other	9	8	16	18

Income (loss) from continuing operations before income taxes	33	(47)	(143)	(110)
Provision (benefit) for income taxes	11	(18)	(52)	(43)

Income (loss) from continuing operations	22	(29)	(91)	(67)
Income (loss) from discontinued operations	—	23	—	21

Net income (loss)	22	(6)	(91)	(46)
Less: Net income attributable to noncontrolling interests	4	4	7	7

Net income (loss) attributable to WPX Energy	$18	$(10)	$(98)	$(53)

Amounts attributable to WPX Energy, Inc.:
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.09	$(0.17)	$(0.49)	$(0.37)
Income (loss) from discontinued operations	—	0.12	—	0.10

Net income (loss)	$0.09	$(0.05)	$(0.49)	$(0.27)

Basic weighted-average shares (millions)	200.4	198.9	200.1	198.5
Diluted weighted-average shares (millions)	203.8	198.9	200.1	198.5

WPX Energy, Inc.

Consolidated Balance Sheet

(Unaudited)

	June 30, 2013	December 31, 2012
	(Dollars in millions, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$90	$153
Accounts receivable, net of allowance of $9 at June 30, 2013 and $ 11 at December 31, 2012	422	443
Deferred income taxes	27	17
Derivative assets	53	58
Inventories	76	66
Other	48	35

Total current assets	716	772
Investments	157	145
Properties and equipment (successful efforts method of accounting)	13,847	13,339
Less: Accumulated depreciation, depletion and amortization	(5,378)	(4,923)

Properties and equipment, net	8,469	8,416
Derivative assets	20	2
Other noncurrent assets	121	121

Total assets	$9,483	$9,456

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$515	$509
Accrued and other current liabilities	159	203
Deferred income taxes	—	—
Derivative liabilities	27	14

Total current liabilities	701	726
Deferred income taxes	1,347	1,401
Long-term debt	1,688	1,508
Derivative liabilities	9	1
Asset retirement obligations	330	316
Other noncurrent liabilities	118	133

Equity:
Stockholders’ equity:
Preferred Stock (100 million shares authorized at $0.01 par value; no shares issued)	—	—
Common Stock (2 billion shares authorized at $0.01 par value; 200.6 million shares issued at June 30, 2013 and 199.3 million shares issued at December 31, 2012)	2	2
Additional paid-in-capital	5,499	5,487
Accumulated deficit	(321)	(223)
Accumulated other comprehensive income	(1)	2

Total stockholders’ equity	5,179	5,268
Noncontrolling interests in consolidated subsidiaries	111	103

Total equity	5,290	5,371

Total liabilities and equity	$9,483	$9,456

WPX Energy, Inc.

Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30,
	2013	2012
	(Millions)
Operating Activities
Net income (loss)	$(91)	$(46)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	458	483
Deferred income tax benefit	(63)	(56)
Provision for impairment of properties and equipment (including certain exploration expenses)	29	142
Amortization of stock-based awards	17	15
(Gain) loss on sale of assets	(5)	(38)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	23	163
Inventories	(9)	7
Margin deposits and customer margin deposits payable	(5)	(5)
Other current assets	(11)	6
Accounts payable	9	(158)
Accrued and other current liabilities	(51)	29
Changes in current and noncurrent derivative assets and liabilities	5	(59)
Other, including changes in other noncurrent assets and liabilities	(19)	(42)

Net cash provided by operating activities	287	441

Investing Activities
Capital expenditures(a)	(548)	(828)
Proceeds from sale of assets	10	306
Purchases of investments	(3)	(2)
Other	—	5

Net cash used in investing activities	(541)	(519)

Financing Activities
Proceeds from common stock	2	1
Proceeds from long-term debt	—	6
Borrowings on credit facility	315	—
Payments on credit facility	(135)	—
Other	9	(28)

Net cash provided by (used in) financing activities	191	(21)

Net increase (decrease) in cash and cash equivalents	(63)	(99)
Cash and cash equivalents at beginning of period	153	526

Cash and cash equivalents at end of period	$90	$427

(a) Increase to properties and equipment	$(540)	$(740)
Changes in related accounts payable	(8)	(88)

Capital expenditures	$(548)	$(828)